EXHIBIT 2.2

February 18, 2003

Inverness Medical Innovations, Inc.
51 Sawyer Road
Suite 200
Waltham, MA  02453-3448

Re:          Letter Amendment to Voting Agreement

Ladies and Gentlemen:

We refer to the Voting Agreement dated as of September 6, 2002 ( the “Voting Agreement”), among Inverness Medical Innovations, Inc. (“Parent”), Ostex International, Inc. (the “Company”), and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of the Company.  Pursuant to Section 10.3 of the Voting Agreement, the parties may amend the Voting Agreement upon the execution and delivery of a written agreement.  Unless the context requires otherwise, capitalized terms used but not otherwise defined in this Letter Amendment have the same meanings as specified in the Voting Agreement.

The Voting Agreement was entered into in conjunction with the Agreement and Plan of Merger, dated as of September 6, 2002 (the “Merger Agreement”), by and among Parent, Geras Acquisition Corp., a wholly owned subsidiary of Parent (“MergerCo”), and the Company (each a “Party” and collectively, the “Parties”).  The Merger Agreement provides that either Parent or the Company may terminate the Merger Agreement if Parent has not, on or before November 15, 2002, received the necessary consent of its lenders to consummate the merger.  In connection with Parent’s continuing efforts to obtain such consent, the Parties are simultaneously with the execution of this Letter Agreement entering into an Amendment to the Agreement and Plan of Merger, dated as of February 18, 2003 (the “Amendment”) by which the Company has agreed to a reduction of the consideration payable by Parent under the Merger Agreement.

In connection with the execution of the Amendment, Parent, the Company, and the Shareholders hereby agree that each reference in the Voting Agreement to the Merger Agreement shall mean and be a reference to the Merger Agreement, as amended by the Amendment.

The Voting Agreement, as specifically amended by this Letter Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  This Letter Amendment shall become effective as of the date first above written upon execution by the Shareholders.

This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

This Letter Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Letter Amendment nor any of the rights, interests or obligations of the parties hereto may be assigned by any party without the prior written consent of the Company, if the assigning party is a Shareholder, or the Shareholders, if the assigning party is the Company.

This Letter Amendment may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

This Letter Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Washington without regard to its rules of conflict of laws.  The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts and of the United States of America located in Boston, Massachusetts (collectively the “Massachusetts Courts”) for any litigation arising out of or relating to this Letter Amendment and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Massachusetts Courts and agree not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in an inconvenient forum.

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Very truly yours,

/s/Thomas A. Bologna
Thomas A. Bologna

/s/Thomas A. Bologna
Thomas A. Bologna, trustee for Jaclyn Marie Bologna Trust

/s/Thomas J. Cable
Thomas J. Cable

/s/ Elisabeth L. Evans
Elisabeth L. Evans, M.D.

/s/ David R. Eyre
David R. Eyre, Ph.D.

Uropa Investments, L.P.

By:	/s/David R. Eytr
Name: David R. Eyre
Title: General Partner

/s/Fredric J. Feldman
Fredric J. Feldman, Ph.D.

/s/John H. Trimmer
John H. Trimmer

CH Partners IV Limited Partnership

By:	/s/Thomas J. Cable
Name: Thomas J. Cable
Title: General Partner

Agreed as of the date first above written:

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/Anthony J. Bernardo
	Name:	Anthony J. Bernardo
	Title:	Vice President and Chief Operating Officer

OSTEX INTERNATIONAL, INC.

By:	/s/Thomas A. Bologna
	Name:	Thomas A. Bologna
	Title:	Chairman, President and Chief Executive Officer